Exhibit 99.16
TRIGGER PRICE AGREEMENT
This Trigger Price Agreement (this “Agreement”) is made and entered into as of August 23, 2019 between M Capital Group Investors II, LLC (“M Capital II”), Cactus Holding Company, LLC (“Cactus I”) and Citigroup Global Markets Inc. (“CGMI”).
RECITALS
WHEREAS, CGMI and M Capital II have entered into a master terms and conditions for prepaid variable share forward transactions, dated as of May 18, 2016 (as amended, modified or supplemented from time to time, the “M Capital II Master Confirmation”), the Fifth Amended and Restated Transaction 1 Supplemental Confirmation, dated August 23, 2019 (the “M Capital II Fifth A&R Transaction 1 Supplemental Confirmation”) and the Transaction 2 Supplemental Confirmation, dated August 23, 2019 (the “M Capital II Transaction 2 Supplemental Confirmation” and, together with the M Capital II Master Confirmation and the M Capital II Fifth A&R Transaction 1 Supplemental Confirmation, the “M Capital II Confirmation”).  Each of the M Capital II Fifth A&R Transaction 1 Supplemental Confirmation and the M Capital II Transaction 2 Supplemental Confirmation is governed by the M Capital II Master Confirmation.
WHEREAS, in connection with the M Capital II Master Confirmation, CGMI and M Capital II have entered into a Security Agreement, dated as of May 18, 2016 (the “M Capital II Security Agreement”) and M Capital II has pledged and granted to CGMI a security interest in Shares (as defined in the M Capital II Confirmation) equal to the aggregate Number of Shares under the M Capital II Confirmation (the “M Capital II Collateral Shares”) as collateral security for its obligations under the M Capital II Confirmation.
WHEREAS, CGMI and Cactus I have entered into a master terms and conditions for prepaid variable share forward transactions, dated as of October 30, 2015 (as amended, modified or supplemented from time to time, the “Cactus I Master Confirmation”), the Sixth Amended and Restated Supplemental Confirmation, dated August 23, 2019 (the “Cactus I Sixth A&R Supplemental Confirmation”), the Fifth Amended and Restated May 2016 Supplemental Confirmation, dated August 23, 2019 (the “Cactus I Fifth A&R May 2016 Supplemental Confirmation”) and the Amended and Restated February 2019 Supplemental Confirmation, dated August 23, 2019 (the “Cactus I A&R February 2019 Supplemental Confirmation” and, together with the Cactus I Master Confirmation, the Cactus I Sixth A&R Supplemental Confirmation and the Cactus I Fifth A&R May 2016 Supplemental Confirmation, the “Cactus I Confirmation”).  Each of the Cactus I Sixth A&R Supplemental Confirmation, the Cactus I Fifth A&R May 2016 Supplemental Confirmation and the Cactus I A&R February 2019 Supplemental Confirmation is governed by the Cactus I Master Confirmation.
WHEREAS, in connection with the Cactus I Master Confirmation, CGMI and Cactus I have entered into a Security Agreement, dated as of October 30, 2015 (the “Cactus I Security Agreement”) and Cactus I has pledged and granted to CGMI a security interest in Shares (as defined in the Cactus I Confirmation) equal to the aggregate Number of Shares under the Cactus I Confirmation (the “Cactus I Collateral Shares”) as collateral security for its obligations under the Cactus I Confirmation.
NOW, THEREFORE, in consideration of the premises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
Section 1.            Reset Trigger Price Events.
(a)          The initial Reset Trigger Price is USD 36.75 and the initial Early Termination Trigger Price is USD 39.70.
(b)          If on any Scheduled Trading Day the Settlement Price (as defined in the M Capital II Fifth A&R Transaction 1 Supplemental Confirmation) is equal to or greater than the then-current Reset Trigger Price but lower than the then-current Early Termination Trigger Price (such occurrence, the “Reset Trigger Price Event”), CGMI shall be entitled to require each of M Capital II and Cactus I to pay CGMI the cost to increase the then-current Early Termination Trigger Price by USD 1.00 (such cost, the “Trigger Price Reset Amount”).  CGMI may exercise such right under this clause (b) by delivering notice to each of M Capital II and Cactus I prior to 6:00 p.m. New York City time (which, for purposes of such notice and Section 12 of the Agreement, shall be deemed the close of business) on any day on or after the date the Reset Trigger Price Event occurred (the “Trigger Notice Date”), specifying the Trigger Price Reset Amounts for each of M Capital II and Cactus I, which amounts shall be determined by CGMI in a commercially reasonable manner and using a consistent methodology as was used in determining the illustrative Trigger Price Reset Amounts delivered by CGMI to M Capital II and Cactus I prior to the date hereof.

(c)          Following delivery by CGMI of such notice in clause (b) above, each of M Capital II and Cactus I shall provide notice to CGMI prior to 8:00 p.m. New York City time (which, for purposes of such notice and Section 12 of the Agreement, shall be deemed the close of business) on the Trigger Notice Date to confirm that it has the ability to pay, and will meet its obligation to pay, the Trigger Price Reset Amount to CGMI when due.  For the avoidance of doubt, each of M Capital II and Cactus I has the right to collectively request an increase of the then-current Early Termination Trigger Price by more than USD 1.00 pursuant to Section 3 below.
(d)          Each of M Capital II and Cactus I shall pay their respective Trigger Price Reset Amounts by 2:00 p.m. New York City time on the Scheduled Trading Day immediately following the Trigger Notice Date (the “Trigger Payment Deadline”), whether or not the Reset Trigger Price Event is continuing when such payment is required to be made.
(e)          Upon CGMI’s receipt from both M Capital II and Cactus I of the applicable Trigger Price Reset Amounts by the applicable Trigger Payment Deadline, each of the then-current Reset Trigger Price and the then-current Early Termination Trigger Price shall be deemed automatically increased by USD 1.00.
Section 2.            Trigger Price Termination Events.
(a)          Notwithstanding anything to the contrary in the M Capital II Confirmation or the Agreement (as defined in the M Capital II Master Confirmation) or the Cactus I Confirmation or the Agreement (as defined in the M Capital II Confirmation), if (i) CGMI does not receive the Trigger Price Reset Amounts with respect to each of M Capital II and Cactus I by the Trigger Payment Deadline, (ii) CGMI does not timely receive the notice from each of M Capital II and Cactus I pursuant to Section 1(c) above or (iii) if on any Scheduled Trading Day the Settlement Price (as defined in the M Capital II Fifth A&R Transaction 1 Supplemental Confirmation) is equal to or greater than the then-current Early Termination Trigger Price (such occurrence of (i), (ii) or (iii), the “Trigger Price Termination Event”), (x) it shall constitute an immediate Event of Default (without regard to any otherwise applicable notice requirement or grace period) under each of the M Capital II Confirmation and Cactus I Confirmation with respect to M Capital II and Cactus I, respectively, (y) CGMI may elect that an Early Termination Date be deemed to have been designated (without regard to any otherwise applicable notice requirement or grace period) with respect to each such Event of Default on the date of such Trigger Price Termination Event and (z) upon such election, the Early Termination Amount payable by M Capital II and Cactus I, respectively, with respect to each of the M Capital II Confirmation and Cactus I Confirmation shall be equal to the sum of (A) the closing price of the Shares (as defined in the M Capital II Confirmation) on the date of such Trigger Price Termination Event (or, in the absence of a closing price, a price reasonably determined by CGMI), multiplied by the M Capital II Collateral Shares or the Cactus I Collateral Shares, as applicable and (B) the losses or costs incurred by CGMI in connection with terminating, liquidating or re-establishing any hedge related to the “Transactions” under the M Capital II or Cactus I Confirmation, as applicable, as determined by CGMI in a commercially reasonable manner.  For the avoidance of doubt, the parties agree and acknowledge that the occurrence of such Trigger Price Termination Event shall entitle CGMI to immediately exercise remedies available to it pursuant to the M Capital II Security Agreement and the Cactus I Security Agreement.
Section 3.            Voluntary Increase of Trigger Prices.
(a)          So long as a Trigger Price Termination Event has not occurred, M Capital II and Cactus I may at any time request an increase in the then-current Early Termination Trigger Price by at least USD 1.00 (and increments of USD 0.50 above USD 1.00) by paying the Voluntary Reset Amount (as defined below) to CGMI.  M Capital II and Cactus I may make such request under this clause (a) by delivering notice to CGMI specifying the requested Early Termination Trigger Price (the “Requested Early Termination Trigger Price”) prior to 4:00 p.m. New York City time (which, for purposes of such notice and Section 12 of the Agreement, shall be deemed the close of business) (the date such notice is delivered, the “Voluntary Reset Notice Date”). Upon receipt of such notice, CGMI shall determine in a commercially reasonable manner the cost to increase the then-current Early Termination Trigger Price to the Requested Early Termination Trigger Price (the “Voluntary Reset Amount”), and notify each of M Capital II and Cactus I of their respective Voluntary Reset Amounts prior to 7:00 p.m. New York City time (which, for purposes of such notice and Section 12 of the Agreement, shall be deemed the close of business).

(b)          Following delivery by CGMI of such notice in clause (a) above, each of M Capital II and Cactus I shall notify CGMI prior to 8:00 p.m. New York City time (which, for purposes of such notice and Section 12 of the Agreement, shall be deemed the close of business) on the Voluntary Reset Notice Date that it agrees and has the ability to pay the Voluntary Reset Amount to CGMI when due.  Failure by M Capital II and Cactus I to timely provide such notice shall be deemed a withdrawal of the requested increase.
(c)          Following timely delivery of the notice pursuant to clause (b) above, (i) each of M Capital II and Cactus I shall pay their respective Voluntary Reset Amounts by 2:00 p.m. New York City time on the Scheduled Trading Day immediately following the Voluntary Reset Notice Date (the “Voluntary Reset Deadline”) and (ii) upon CGMI’s receipt of the Voluntary Reset Amount by the Voluntary Reset Deadline, the then-current Early Termination Trigger Price shall be deemed automatically increased to the Requested Early Termination Trigger Price, and the then-current Reset Trigger Price shall be deemed automatically increased in an equal increment.
(d)          The failure to pay such Voluntary Reset Amount by the Voluntary Reset Deadline shall, at CGMI’s election, be deemed to be a Trigger Price Termination Event under Section 2(a)(i) above.
Section 4.            Representations.  Each party represents to the other that:
(a)                    Status.  It is duly organized and validly existing under the laws of the jurisdiction of its organization and, if relevant under such laws, in good standing;
(b)                    Powers.  It has the power to execute and deliver this Agreement and to perform its obligations under this Agreement and has taken all necessary action to authorize such execution, delivery and performance;
(c)                    No Violation or Conflict.  Such execution, delivery and performance do not violate or conflict with any law applicable to it, any provision of its constitutional documents, any order or judgment of any court or other agency of government applicable to it or any of its assets or any contractual restriction binding on or affecting it or any of its assets;
(d)                    Consents.  All governmental and other consents that are required to have been obtained by it with respect to this Agreement have been obtained and are in full force and effect and all conditions of any such consents have been complied with; and
(e)                    Obligations Binding.  Its obligations under this Agreement constitute its legal, valid and binding obligations, enforceable in accordance with its respective terms (subject to applicable bankruptcy, reorganization, insolvency, moratorium or similar laws affecting creditors’ rights generally and subject, as to enforceability, to equitable principles of general application (regardless of whether enforcement is sought in a proceeding in equity or at law)).
Section 5.            Miscellaneous.
(a)                    This Agreement shall be governed by and construed in accordance with the laws of the State of New York.  This Agreement may be executed in any number of counterparts, all of which shall constitute one and the same instrument, and any party hereto may execute this Agreement by signing and delivering one or more counterparts.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter terms.  Unless otherwise expressly provided herein, references to agreements and other contractual instruments shall be deemed to include all subsequent amendments, restatements, extension, supplements and other modifications thereto, but only to the extent that such amendments, restatements, extensions, supplements and other modifications are not prohibited by such agreements or contractual instruments.

(b)                    ALL ACTIONS, PROCEEDINGS OR COUNTERCLAIMS ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY MAY BE BROUGHT IN ANY STATE OR FEDERAL COURT OF COMPETENT JURISDICTION IN THE STATE, COUNTY AND CITY OF NEW YORK AND EACH PARTY AGREES THAT IT SHALL IN CONNECTION WITH ANY OF THE FOREGOING SUBMIT TO THE NONEXCLUSIVE JURISDICTION OF, AND AGREES TO VENUE IN, SUCH COURT AND WAIVES ANY OBJECTION TO VENUE LAID THEREIN.  EACH OF THE PARTIES HERETO ALSO IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY.
(c)                    If any provision of this Agreement is held to be illegal, invalid or unenforceable, (i) the legality, validity and enforceability of the remaining provisions of this Agreement shall not be affected or impaired thereby and (ii) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other.

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 SIGNATURES TO FOLLOW ON NEXT PAGE]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the day and year first above written.
M CAPITAL GROUP INVESTORS II, LLC

By:	JERRY AND VICKIE MOYES FAMILY TRUST, its Manager

By:	/s/ Jerry C. Moyes
	Name:	Jerry C. Moyes
	Title:	Co-Trustee of the Manager

By:	/s/ Vickie Moyes
	Name:	Vickie Moyes
	Title:	Co-Trustee of the Manager

CACTUS HOLDING COMPANY, LLC

By:	JERRY AND VICKIE MOYES FAMILY TRUST, its Manager

By:	/s/ Jerry C. Moyes
	Name:	Jerry C. Moyes
	Title:	Co-Trustee of the Manager

By:	/s/ Vickie Moyes
	Name:	Vickie Moyes
	Title:	Co-Trustee of the Manager

CITIGROUP GLOBAL MARKETS INC.

By:	/s/ Herman Hirsch
	Name:	Herman Hirsch
	Title:	Authorized Signatory

[Signature Page to Trigger Price Agreement]

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